Letter of Engagement
CKRUSH, INC.
April 24, 2006

The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. (“Trilogy”) by Ckrush, Inc. (“CKRH” or the “Company”):

Term and Termination	Twelve months, commencing as of the date set forth above (the “Initial Term”), and terminable thereafter by either party upon 30 days’ prior written notice.

Objective
The development and implementation of a proactive marketing program to increase the awareness of CKRH and generate a significant increase in liquidity and market capitalization. In addition, upon request, Trilogy will advise CKRH in business development and strategic advisory services.

The Program
Trilogy will structure and implement a marketing program designed to create extensive financial market and investor awareness for CKRH to drive long-term shareholder support. The core drivers of the program will be to inform potential institutional and retail investors of CKRH’s business and stimulate interest in investment in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications, and leveraging CKRH’s image to attract additional long term investors and to create additional opportunities in M&A and Business Development. As share price is affected by various factors, Trilogy can give no assurance that the marketing program will result in an increase in CKRH’s stock price.

Trilogy understands that during any period in which the Company is in “registration” for a public offering of securities by the Company under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and Trilogy will follow the direction of the Company and its securities counsel.

Responsibilities
Trilogy will structure and implement the program described above in accordance with a marketing plan provided to CKRH. Trilogy will work in conjunction with the Company’s management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management. Trilogy will designate a principal account representative to CKRH responsible for this engagement. The content is as follows:

•  Campaign Development and Execution
•  Press Announcements: drafting, approval and distribution
•  Database Development and Management
•  Image Analysis: recommendations and implementation
•  Messaging: institutional and retail
•  Online presentations: drafting and production responsibilities
•  Website Overhaul - installation and maintenance of auto IR program
•  Email messaging: targets: Retail and Institutional/Other databases
•  Media, including Interactives and PowerPoints
•  Direct Mail: shareholder, media, CKRH relationship universe
•  Public Relations
•  Capital Conferences

Trilogy will not publish or publicly release any press release or other document (“IR Documents”) regarding the Company that has not been approved in writing by the Company. The Company assumes responsibility for the accuracy and completeness of all IR Documents and the compliance of such Documents with applicable laws, rules and regulations. The Company agrees that Trilogy has no obligation or duty to and does not guaranty the accuracy or completeness of the IR Documents.

Fees	$12,500 per month, with first payment due on execution, payable by wire transfer of funds to the account designated by Trilogy.

Equity Compensation
CKRH has concurrently herewith issued to Trilogy 5,000,000 Warrants. Each Warrant represents the right to purchase one share of Common Stock for $0.15 per share at any time through the third year following issuance. The Company agrees to file a Registration Statement with the Securities and Exchange Commission registering the resale of the shares underlying the Warrants no later than forty-five (45) days from the date of this Agreement.

Marketing Budget
To support the financial marketing program, CKRH acknowledges that it will incur certain third party marketing costs. Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company (which budget shall not be less than $200,000). The Company shall have no obligation to reimburse Trilogy for any third party marketing cost that exceeds the approved budget or is otherwise not approved by the Company. The Company understands that prompt payment of these costs is vital to the on-going investor relations program, and therefore shall pay these costs promptly upon invoice to Trilogy (to enable Trilogy to promptly reimburse these third parties). The Company shall indemnify and hold Trilogy harmless from any losses, claims, costs, expenses, liabilities and damages which Trilogy becomes subject to arising from the failure to timely pay these third party marketing costs.

Indemnification	The Company agrees to provide the indemnification set forth in “Exhibit A” attached hereto.

Corporate Obligations
The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such personal claim be asserted by or on behalf of the Company, with respect to breach of the terms of this Agreement. This provision does not limit or restrict in any way claims with respect to any matters other than breach of the terms of this Agreement.

Additional Services
If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel.

Survival of Certain Provisions
The Sections entitled “Indemnification” (including “Exhibit A”), “Corporate Obligations” and “Additional Services” shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement. In addition, termination shall not affect any right of Trilogy’s to compensation accrued through the date of termination and for reimbursement of expenses (including third party marketing costs). Any termination of this Agreement by the Company prior to the end of the Initial Term, other than in the event of a material breach of the Agreement by Trilogy which Trilogy has not cured or corrected within 15 days of written notice of the breach, or any termination by Trilogy as a result of non-payment or other material breach by the Company (including the failure to pay third-party marketing costs), shall not terminate Trilogy’s right to the fees through the entire Initial Term (as Trilogy’s time and commitment are expected to be greater in the first part of its engagement).

Services/Costs
The compensation paid to Trilogy under this Agreement will cover all costs for Trilogy personnel. Travel costs for Trilogy personnel, in addition to certain third-party costs, will be borne by the Company. Trilogy will provide reasonable documentation to support such reimbursement claims. Trilogy will not incur, individually or in the aggregate, any reimbursable cost of $500 or more without the written approval of the Company. These costs do not included third-party marketing costs under “Marketing Budget.”

Attorneys’ Fees
If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

Governing Law	California, without giving effect to the principles of conflicts of law thereof.

AGREED AND ACCEPTED:

Ckrush, Inc.	Trilogy Capital Partners, Inc.

By Jeremy Dallow	By Paul Karon
President	President

EXHIBIT A

Indemnification Provisions

Ckrush, Inc. (the “Company”) unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy Capital Partners, Inc. (“Trilogy”) and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to any action, suit, proceeding or claim asserted by any person other than the Company against an Indemnified Person related to or as a result of this Agreement, and/or any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of; (i) any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof; and (ii) any and claims of third parties providing marketing services to the Company. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person or the willful breach by Trilogy of this Agreement.

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